Exhibit 3.1(o)(i)

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                          CERTIFICATE OF INCORPORATION
                          -----------------------------
                                       OF
                                       ---
                      DOLLAR INSURANCE ADMINISTRATION CORP.
                      --------------------------------------


               FIRST:    The name of the corporation is:  DOLLAR INSURANCE
     ADMINISTRATION CORP.

               SECOND:   The address of its registered office in the State
     of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: THE CORPORATION TRUST COMPANY.

               THIRD:    The nature of the business or purposes to be
     conducted or promoted is:
               To have unlimited power to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

               FOURTH:   The total number of shares of stock which the
     corporation shall have authority to issue is: 100 (One Hundred) shares of Common Stock, $.01 (One Cent) par value.

               FIFTH:    The name and mailing address of the incorporator
     is as follows:

        Name                              Address
        ----                              -------
     Bonnie S. Sander              12th Floor Packard Building
                                   15th and Chestnut Streets
                                   Philadelphia, PA  19102


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               SIXTH:    In furtherance and not in limitation of the powers
     conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the corporation.

               SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

               EIGHTH:   Whenever a compromise or arrangement is proposed
     between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
     Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any



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     reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

               NINTH:    A director of this corporation shall not be
     personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this shall not exempt a director from liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit. In the case of any change in Delaware law which expands the liability of directors, the limited liability of directors shall continue as theretofore to the extent permitted by law; in the case of any change in Delaware law which permits the corporation, without the requirement of any further action by the stockholders or directors of the corporation, to limit further


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     the liability of directors, then such liability thereupon shall be so limited to the extent permitted by law.

               IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of July, 1995.

                                   /s/ Bonnie S. Sander
                                   ----------------------------------
                                   Bonnie S. Sander,       [SEAL]
                                   Incorporator


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